Exhibit 16.1

October 6, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Ludwig Enterprises, Inc.
Commission File No. 001-41881

Ladies and Gentlemen:

We have read the statements made by Ludwig Enterprises, Inc. (the "Company") under Item 4.01 of its Form 8-K dated October 6, 2026, to be filed with the Securities and Exchange Commission, regarding our resignation as the Company's independent registered public accounting firm.

We agree with the statements made in Item 4.01 insofar as they relate to our Firm.

Very truly yours,

/s/ Stephano Slack LLC
Stephano Slack LLC